Exhibit 99.1

Tuesday November 17, 6:11 pm Eastern Time

                       Company Press Release

      Thomas T. Ladt Named Chief Executive Officer of Ventas

LOUISVILLE, Ky.-Nov. 17, 1998-The Board of Directors for Ventas, Inc. (NYSE: VTR) today announced that Thomas T. Ladt, President of Ventas, will become Chief Executive Officer effective January 1, 1999.

Ladt will replace Bruce Lunsford, who is currently Chairman and Chief Executive Officer of Ventas. Lunsford will remain Chairman of Ventas. "Tom Ladt is the ideal choice to become CEO since he has served as President of Ventas from its inception," said Lunsford. "This will allow me more time to focus my day-to-day energies on Vencor."

In addition, Douglas Crocker II, w ho is President, Chief Executive Officer and member of the Board of Trustees for Equity Residential Properties Trust (NYSE: EQR), the largest multifamily real estate investment trust in the nation, has been appointed to the Executive Committee of Ventas and Chairman of the Independent Board Committee for Ventas.

Ventas management also reaffirmed its plans to become a real estate investment trust (REIT) effective January 1, 1999. The company expects to pay out approximately 80 percent of its funds from operations (FFO) as dividends to shareholders beginning in February of 1999, with subsequent distributions in May, August and November of 1999. Barring any unforeseen events, Ventas expects to meet analysts' FFO projections for 1999 of $1.94
- $2.00 per common share.

Ventas, Inc. is a real estate company that owns 219 nursing centers, 46 hospitals and 8 personal care facilities in 36 states.

The statements in this press release regarding expected 1999 FFO amount and pay-out ratio are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the realization of the expected 1999 FFO amount and pay-out ratio is subject to numerous uncertainties. Ventas receives substantially all of its revenue in the form of lease payments from subsidiaries of Vencor, Inc., a long-term care hospital, nursing home and ancillary service provider. Any event that adversely affects Vencor's ability to satisfy its obligations to Ventas is likely to adversely affect Ventas' ability to meet present expectations both as to FFO amount and pay-out ratio. Vencor is subject to numerous uncertainties inherent to the healthcare business, including changes in law and regulation or the application thereof, competitive pressures and other factors set forth in Vencor's filings with the Securities and Exchange Commission. Ventas also is subject to other factors that could adversely affect its FFO expectations, including, but not limited to, interest rate levels, level of administrative expenses, its ability to refinance its indebtedness when it becomes

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due at interest rates equal to or lower than  the interest rates under  its current credit agreement, and availability of investment opportunities.

__________

Contact:

Ventas, Inc., Louisville
Steven T. Downey, 502/596-2100

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